EXHIBIT (4)(h) Consulting Agreement with Brompton Asset Management, S.A.

                                                 April 22, 1996

William M. Reiter, Chairman
Health Professionals, Inc.
515 E. Las Olas Blvd.
Ft. Lauderdale, FL 33301

                 Re: Joint Venture between Hpi and Biocoral Inc.
                     -------------------------------------------
Dear Dr. Reiter:

          This letter,  when  countersigned  by you,  will confirm the intent of

Health  Professionals,  Inc. (together with all its affiliates,  "HPI") to enter into a joint venture with BioCoral Inc. or its assigns  (collectively,  "Bio") ,

which  joint  venture  may  enter  into  arrangements  with one or more  parties introduced to you  (collectively,  the "Other  Venturers" and  individually,  an

"Other  Venturer"),  by Brompton Asset  Management S.A.  ("Brompton")  for joint development  and marketing of certain  pharmaceutical  and related  products and services,  all upon the terms,  and subject to the conditions,  described below.


Brompton has been in discussions with at least two potential Other Venturers and

has  expended   significant  effort  in  that  context  to  negotiate  potential arrangements  with such potential Other Venturers.  This letter represents HPI's and Bio's current good faith  intention to negotiate and enter into a definitive joint venture  agreement ("JV  Agreement"),  subject to (i) a complete review of the respective businesses and financial condition; (ii) legal review of title to assets; and (iii) to negotiation of a definitive JV Agreement in form acceptable to both HPI and Bio.  This letter is not,  and is not  intended to be, a binding agreement  between Bio and HPI,  although it is intended as a binding  agreement between HPI and Brompton.  Statements below as to what Bio, HPI,  Brompton



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or any Other  Venturer will do, agrees to do, or the like,  are so expressed for convenience  only,  and are  understood  in all  instances  to be subject to the parties' mutual continued willingness to proceed with these transactions pending completion of due diligence review and related matters.

          1. THE VENTURE.

             HPI and Bio agree to form a joint venture  ("Venture") for purposes of developing and cross-marketing  certain of HPI's products,  systems,  patents and related  intellectual  property  rights and  know-how.  The Venture  will be operated through any business entity format that the parties may agree upon. HPI and Bio agree to enter into a  definitive  Shareholder's  Agreement,  Management

Agreement,  Limited or General  Partnership  Agreement,  or any similar document covering issues of corporate  governance  ordinarily dealt with in agreements of similar nature, simultaneously with the execution of the definitive JV Agreement provided for herein.

          2. CONTRIBUTIONS BY PARTIES.

             (a)      HPI shall contribute the following to the Venture: (i) the right  of the  Venture  to  demand  that  HPI  perform,  at any  time  and in as expeditious a manner as possible and at HPI's cost without markup,  all clinical trials  necessary to apply and present for full US Food and Drug  Administration approval of the commercial  exploitation  of the Other  Venturers'  existing and future  products  in the  United  States;  and (ii) a right of first  refusal on certain of its patents and other proprietary intellectual property rights to all its existing and future products, systems and related know-how.

             (b)      Bio shall contribute to the Venture $2,000,000 in cash.







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             (c)      It  is   anticipated   that  each  Other  Venturer  shall

contribute the following to the Venture a license for US commercial exploitation of all their respective existing and future patents and products.

          3.  DEFINITIVE JV AGREEMENT.  HPI and Bio mutually agree to proceed in good faith toward  negotiation  and execution of the JV  Agreement,  which shall provide for the transaction and which shall contain representations, warranties,

conditions, indemnity provisions and offsets , and the like which are typical in such documents.

          4. CONDITIONS  PRECEDENT TO CLOSING.  This letter agreement is and, to the extent  applicable,  the JV  Agreement  will be,  subject  to the  following conditions:
             (a)      A  completed   due   diligence   review  by  each  party,

satisfactory to such party and its representatives,  accountants and counsel, of the books, records, business affairs, assets and equipment,  among other things,

of the  other.  Each  party  agrees to  provide  the other and their  respective representatives  complete  access to all their books,  records and personnel for purposes of conducting their investigation;

             (b)      Negotiation and execution of a definitive JV Agreement on

terms, provisions and conditions mutually acceptable to each of the parties;

             (c)      Approval of the transaction by  the  Board of Directors

(and   shareholders, if  required)  of  each  of  the  parties,  and such other entities  or  governmental authorities as may be required;

             (d)      The occurrence of no material  changes in HPI's  business,

its operations, capitalization or assets between the date of signing this letter of intent and the date of closing;



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             (e)      The  identification  of Other Venturers willing to provide licenses on their  products on terms  mutually  acceptable to both Venturers and obtaining their consent to same.

          5. INTERESTS OF THE PARTIES IN THE VENTURE.  It is  anticipated  that,

initially,  the  interests of the parties in the Venture shall be HPI - 40 % and

Bio - 60 %.

          6. COMPENSATION TO BROMPTON.

             (a)      As  compensation   for  introducing  Bio  and  the  Other

Venturers  to  HPI  and  for  the  extensive  negotiations  performed  and to be performed by Brompton in connection  with same,  HPI shall pay Brompton a fee of

40,000 shares (the "Shares") of its common stock, $.02 per share,  giving effect to the ten-for-one  reverse split of the Company's  common stock approved by the shareholders of the Company on April 19, 1996.

             (b)      HPI agrees that it will, no later than May 10, 1996,  file or  cause to be  filed  with the  Securities  and  Exchange  Commission  and the

American Stock Exchange, a Registration Statement on Form S-8 (or similar form),

which  Registration  Statement shall cover the sale or other  disposition by the undersigned  of all the Shares (as  directed) and further that HPI shall use its best efforts to obtain the effectiveness of such Registration  Statement as soon as practicable.  HPI shall be required to effect a registration or qualification pursuant  to this  subsection  (b) on one  occasion  only.  All  expenses of any registration  and offering of the Shares pursuant to this paragraph  (including,

without   limitation,   registration   fees,   qualification   fees,   fees  and

disbursements of HPI's counsel and printing expenses) shall be borne by HPI .

          7.  EXPENSES.  Each party to this letter shall bear its own  expenses,

including, without limitation, legal fees and disbursements.



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         If the  foregoing  accurately  sets forth the agreement we have reached regarding the above, please sign below where indicated.


                                      Very truly yours,
                                      BIOCORAL INC.



                                      By:       s/ Riccardo Mortara
                                         -----------------------------------
ACCEPTED AND AGREED TO
HEALTH PROFESSIONALS, INC.

By:     s/ William Reiter
        -----------------------------------
         William M. Reiter, Chairman